CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2024, relating to the financial statements and financial highlights of Adaptiv™ Select ETF, a series of Series Portfolios Trust, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
Cohen & Company, LTD.
Milwaukee, Wisconsin
February 25, 2025